Exhibit 23.3

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated April 1, 2013 relating to the financial statements of University Village – Greensboro, LLC as of and for the year ended December 31, 2012, included in Amendment No. 1 to the Annual Report on Form 10-K of Education Realty Trust, Inc. for the year ended December 31, 2013, filed on April 11, 2014, and to the reference to us under the heading “Experts” in the Prospectus.

/s/ Dixon Hughes Goodman LLP

Memphis, Tennessee

November 7, 2014